Exhibit 1.01

CONFLICT MINERALS REPORT OF LEAF GROUP LTD.

FOR THE REPORTING PERIOD FROM JANUARY 1, 2017 TO DECEMBER 31, 2017

Leaf Group Ltd. (together with its consolidated subsidiaries, the “Company”) prepared this report on Form SD for the reporting period of January 1, 2017 to December 31, 2017 (the “Reporting Period”) pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), and in accordance with the requirements of Item 1.01 of Form SD. Rule 13p-1 and Form SD require disclosure of information related to any product manufactured or contracted to be manufactured by the Company where “conflict minerals” are necessary to the functionality or production of those products. The term “conflict mineral” is defined by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act as gold, columbite-tantalite (coltan), cassiterite, and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (collectively, “3TG Minerals”) that are determined by the Secretary of State to be financing conflicts in certain “Covered Countries” (as defined in Rule 13p-1). The Covered Countries include the Democratic Republic of the Congo and certain adjoining countries in Africa.

Through the Company’s made-to-order marketplaces, consisting of its Society6.com (“Society6”) and Deny Designs brands, the Company offers consumer products in the home décor, accessories, furniture and apparel categories. The Company does not produce or manufacture any of the products that it sells through its Society6 website and relies solely on third parties to produce and manufacture such products. As a result, with respect to the products it sells through its Society6 website, the Company is dependent on its third-party manufacturers to provide it with sufficient information regarding such products that such third parties produce and manufacture on behalf of the Company, including whether any such products include 3TG Minerals and, if so, the source or origin of such 3TG Minerals. The Company acquired Deny Designs in May 2017. During the Reporting Period, home décor and furniture products sold by the Company through Deny Designs were manufactured in-house by Deny Designs. Because Deny Designs manufactures and contracts to manufacture products from materials acquired from third parties, it must rely on its direct suppliers (and they in turn upon their suppliers) to determine whether any of the materials included in its products include any 3TG Minerals and, if so, the source of such 3TG Minerals.

The Company undertook due diligence to determine whether any of the materials that were necessary to the functionality or production of the finished products sold by the Company in the Reporting Period contained any 3TG Minerals. As a seller of home décor, accessories, furniture and apparel, the Company is several levels removed from the actual mining of 3TG Minerals. The Company’s due diligence measures included: conducting a supply-chain survey by polling all of the third-party manufacturers (other than a manufacturer that is no longer in business) with which the Company contracted to produce and manufacture the products sold by the Company during the Reporting Period, and all of the third-party suppliers with which the Company contracted to supply the materials for Deny Designs to produce and manufacture to be sold by the Company during the Reporting Period. The surveys asked such third-party manufacturers and suppliers to certify in writing whether products or materials supplied to the Company contained any amounts of 3TG Minerals. If so, the manufacturer or supplier was asked to provide a detailed description of the products or materials containing such minerals and certify whether such minerals originated from a Covered Country or, if unknown, describe if such manufacturer or supplier has any reason to believe such minerals may have originated from any Covered Country. The Company sought to obtain a greater percentage of responses from manufacturers and suppliers who had not responded to the original request by transmitting a second request, and in some cases a third request, to complete the surveys. The Company then collated and analyzed the responses of each manufacturer and supplier that responded to the Company’s survey.

Substantially all of such manufacturers and suppliers confirmed that no amount of 3TG Minerals was contained in any of the materials in the finished products sold by the Company. As a result, the Company does not believe that any of the products sold during the Reporting Period that were manufactured by Deny Designs or by any third-party manufacturer on its behalf contained any 3TG Minerals in the materials that were necessary to the functionality or production of such finished products. Therefore, the Company did not conduct its own Reasonable Country of Origin Inquiry with regard to any of the products it sold in the Reporting Period.

Based on the Company’s evaluation of all of the products sold during the Reporting Period that were produced and manufactured by Deny Designs or by third-party manufacturers on its behalf, the Company has no reason to believe that any of the materials necessary to the functionality of such products contained 3TG Minerals.

This Conflict Minerals Report is also available on the Investor Relations page of the Company’s website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/.